Exhibit 10.2

Celera Corporation Executive Change in Control Plan

(As Amended and Restated Effective December 1, 2010)

I.	Background and Purpose

On July 1, 2008, Celera Corporation (the “Company”) established an Executive Change in Control Policy (the “Plan”) in order to provide severance benefits to certain eligible employees who are terminated without Cause or resign for Good Reason within 24 months following a Change in Control. The Company adopted the Plan to help alleviate both the negative effects on productivity due to uncertainty during the 24 month transition period following a Change in Control and the potential for economic hardship of affected employees. The Plan is hereby amended and restated effective December 1, 2010 to add similar protection for affected employees upon the sale of the Business Unit at which they are employed and make other administrative changes as reflected herein.

II.	Scope and Eligibility

This Plan applies to all U.S. employees of the Company and its subsidiaries who are in pay grades E4 through E1, hold the title of Vice President or higher, who are regularly scheduled to work more than 20 hours per week for more than five months per year and who are not temporary, leased or temporary agency employees.

III.	Definitions

Base Pay: The straight annual salary paid to an employee, excluding bonuses and sales or other types of commissions. For purposes of calculating the Special Severance Pay, the Eligible Employee’s Base Pay shall be the greater of (i) the Base Pay as in effect immediately prior to the Change in Control applicable to such Eligible Employee, (ii) the Base Pay as in effect immediately prior to the Termination Date, or (iii) the Base Pay as in effect prior to any reduction in Base Pay constituting Good Reason.

Benefits: An amount equal to (i) the monthly premium an Eligible Employee would be required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for such Eligible Employee and his or her eligible dependents who were covered under the Company’s health plans as of the Termination Date (calculated by reference to the premium as of the Termination Date), multiplied by (ii) the number of months that Special Severance Pay is provided to the Eligible Employee under this Plan.

Business Unit: Means each (i) subsidiary, (ii) division or (iii) other commercial unit as designated by the Plan Administrator.

Cash Compensation: The total annual cash compensation which an Eligible Employee is eligible to earn, assuming target performance, including but not limited to Base Pay, bonuses, and sales and other commissions.

Cause: The employee has (i) continually failed to substantially perform, or has been willfully or grossly negligent in the discharge of, his or her duties to the Company (other than by reason of a disability, or physical or mental illness); (ii) been convicted of or pled nolo contendere to a felony; or (iii) materially and willfully breached any policy of, or agreement with, the Company. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done or omitted to be done by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.

Change in Control: A “Change in Control” shall mean the date on which (a) any “person” within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Act”) (other than the Company, a subsidiary of the Company, or an employee benefit plan sponsored by any of the foregoing) becomes the “beneficial owner” as defined in Rule 13d-3 thereunder, directly or indirectly, of more than twenty-five percent (25%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors, (b) during any two (2) year period, individuals who constitute the Board of Directors (the “Incumbent Board”) as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Company’s stockholders was approved by a vote of at least three-quarters (3/4) of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination, other than in response to an actual or threatened Change in Control or proxy contest) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, (c) the approval by the Company’s stockholders of the sale of all or substantially all of the stock or assets of the Company, or (d) the sale of a Business Unit at which the Eligible Employee is employed.

Eligible Employees: Employees who meet the eligibility requirements of this Plan.

Good Reason: The occurrence of any of the following without the Eligible Employee’s prior written consent (i) a material diminution of an Eligible Employee’s authority, duties or responsibilities from those in effect immediately prior to the date of the Change in Control applicable to the Eligible Employee, including a material adverse change in the Eligible Employee’s reporting relationship, (ii) a reduction of an Eligible Employee’s Base Pay, Cash Compensation or annualized health care benefits, (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Eligible Employee is required to report, including a requirement that an Eligible Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors, (iv) a material diminution in the budget over which the Eligible Employee retains authority, or (v) a relocation of an Eligible Employee’s principal place of employment by more than 50 miles. The Eligible Employee must provide notice to the Company of the existence of one or more of the conditions listed above, within a period not to exceed 90 days of the initial existence of such condition, and the Company shall have a period of 30 days to remedy the condition. If the Company is unable to remedy such condition within the 30 day cure period, the Eligible Employee may terminate his employment for Good Reason (which termination shall occur no later than 180 days following the initial existence of the applicable Good Reason condition).

Notification Date: The date the Eligible Employee is notified or notifies the Company of a Qualified Termination.

Notification Period: The time period from the Notification Date through the Termination Date.

Plan Administrator: The Board of Directors of the Company or a committee thereof shall be the Plan Administrator, except as specifically provided below. Following a Change in Control under clauses (a), (b) or (c) of the definition of Change in Control, then the Board of Directors of the Company, or if the Company is a subsidiary, the ultimate parent company of the Company shall be the Plan Administrator. Following a Change in Control under clause (d) of the definition of Change in Control, then the board of directors of any Successor Employer employing an Eligible Employee, or a committee thereof, shall be the Plan Administrator for such Eligible Employees.

Qualified Termination: An Eligible Employee’s termination of employment by the Company or any subsidiary (or any successor thereto, including any Successor Employer) without Cause or on account of a resignation for Good Reason, occurring during the 24 month period following a Change in Control; but not including any termination where the Eligible Employee is offered employment with any Successor Employer at the same level of Base Salary and Cash Compensation as in effect immediately prior to a Change in Control.

Special Severance Pay: Base Pay, Target Bonus and Benefits provided by the Company pursuant to the terms of this Plan to an Eligible Employee who has a Qualified Termination, in order to help alleviate the financial hardship of unemployment.

Successor Employer: Includes: (i) any entity that acquires or assumes facilities, operations or functions formerly carried out by the Company (such as the buyer of a Business Unit or any entity to which a Company operation or function has been outsourced); or (ii) any entity making the employment offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

Target Bonus: An Eligible Employee’s Base Pay multiplied by the greater of the Eligible Employee’s (i) target bonus percentage as in effect immediately prior to the Change in Control applicable to such Eligible Employee, (ii) target bonus percentage as in effect immediately prior to the Termination Date, or (iii) target bonus percentage as in effect prior to any reduction in target bonus percentage constituting Good Reason.

Termination Date: The date of an Eligible Employee’s termination of employment in connection with a Qualified Termination.

IV.	Conditions Under Which Severance Pay is Available to Eligible Employees

Eligible Employees shall receive Special Severance Pay under this Plan after their Termination Date if such termination is due to a Qualified Termination.

An employee has not experienced a Qualified Termination and is not eligible for Special Severance Pay under this Plan if the Eligible Employee:

•	Voluntarily resigns employment (other than for Good Reason);

•	Dies or becomes disabled before the Notification Date;

•	Is terminated for Cause; or

•	Is offered employment with any Successor Employer at the same level of Base Salary and Cash Compensation as in effect immediately prior to a Change in Control.

As a further condition to an Eligible Employee’s receipt of benefits under this Plan, such employee must first sign an agreement, including a release/waiver of claims, substantially in the form attached hereto as Exhibit A, as may be modified as necessary to comply with local law as in effect at the time of termination (the “Release”). The Release will be supplied by the Company upon the Notification Date. In order to receive the Special Severance Pay pursuant to this Plan, an Eligible Employee must return a signed Release to the Company within 50 days following the Termination Date (and not revoke the Release during any period permitted under applicable law).

Eligible Employees who experience a Qualified Termination, meet the conditions under which Special Severance Pay is available and who elect to commence retirement plan benefits after their Termination Date will also be entitled to Special Severance Pay as specified below.

V.	Special Severance Pay

Amount of Payment

Eligible Employees who experience a Qualified Termination, and meet the conditions under which Special Severance Pay is available, will be eligible for Special Severance Pay in accordance with the Eligible Employee’s title, determined immediately prior to the Termination Date, or if such Eligible Employee’s title immediately prior to the Termination Date would entitle him or her to a lower level of Special Severance Pay than such Eligible Employee’s title as in effect immediately prior to the Change in Control, the Eligible Employee’s title immediately prior to the Change in Control, as shown below:

Special Severance Pay
Executive Position	Months of Base Pay, Target Bonus and Benefits
Eligible Employee holding the title of Vice President (other than any Vice President also serving as a Celera Corporate Officer)	12

Eligible Employee holding the title of Senior Vice President or serving as a Celera Corporate Officer (designated by the Celera Board of Directors prior to the Change in Control) (including any Vice President also serving as a Celera Corporate Officer)	24

CEO	36

For example, if a Celera Senior Vice President experiences a Qualified Termination, the amount of Special Severance Pay would be based on two times Base Pay (i.e. 24 months), two times Target Bonus and 24 months of Benefits (see “Medical/Dental” below).

The maximum Special Severance Pay amount under this Plan is 36 months of severance pay. Except as specifically provided in “Severance Benefits Required by Law or Other Agreement” below, pay during the Notification Period will not offset any severance benefit payment amounts.

Subject to the tax provisions described below, the Special Severance Pay shall be paid in a lump sum, within 60 days following the date of the Eligible Employee’s Termination Date.

Severance Benefits Required by Law or Other Agreement

Any notice, pay in lieu of notice, severance benefits or other benefits that are required by any federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations will reduce the Special Severance Pay provided by this Plan.

In the event that an Eligible Employee is entitled to receive severance pay under this Plan and any other plan, program, arrangement or individual agreement, the Eligible Employee shall be entitled to receive the greater of the Special Severance Pay under this Plan or the amount which the Eligible Employee would receive under such other plan, program, arrangement or individual agreement. In no event shall an Eligible Employee receive severance pay under both this Plan and any other plan, program, arrangement or individual agreement.

Medical/Dental

An Eligible Employee’s medical/dental coverage in effect immediately prior to the Notification Date will remain in effect through the end of the month in which the Eligible Employee’s Termination Date occurs. The Company will also pay (with federal, state and local income tax gross-up) an amount equal to the Eligible Employee’s Benefits. As described above, this payment shall be paid in a lump sum, within 60 days following the date of the Eligible Employee’s Termination Date.

Outplacement Provisions

Eligible Employees who have a Qualified Termination will receive 12 months of outplacement assistance following the Termination Date; the type of assistance shall be of a reasonable and customary scope as determined by the Company.

VI.	Termination of Severance Payments

Improper/Unethical Conduct/Return of Property

Special Severance Pay will not be paid in the event of improper or unethical conduct on the part of a terminated Eligible Employee in relation to the Company’s affairs including, but not limited to, derogatory comments, misuse or unauthorized disclosure of confidential information, or conduct intended to harm the Company or its employees. Such requirements are further specified in the Release each Eligible Employee must sign as one of the conditions to receiving Special Severance Pay. The Company may require partial or total forfeiture of Special Severance Pay in certain of such cases. It shall also be a condition to the receipt of any benefit under this Plan that an Eligible Employee returns all Company property to the Company, unless otherwise agreed in writing.

VII.	Benefits

Payment of Special Severance Pay does not affect the Company’s established procedures with respect to payment for accrued but unused vacation, or the methods established for concluding or continuing participation in any benefit program maintained by the Company. The provisions of all the Company’s benefit plans, including stock option plans, control in the event of a conflict with any provision herein to the extent that such provisions provide for greater benefits to an Eligible Employee that those provided hereunder.

VIII.	Modifications and Termination

The Company reserves the right to modify and/or terminate this Plan at any time (i) prior to a Change in Control, or (ii) following any Change in Control under clause (d) of the definition of Change in Control, with respect to those Eligible Employees not involved in the Business Unit Sale. With respect to any event resulting in a Change in Control under clauses (a), (b) or (c) of the definition of Change in Control, this Plan may not be modified, amended or terminated in any manner which would adversely impact any Eligible Employee with respect to participation in the Plan, eligibility for the Special Severance Pay, amount of Special Severance Pay or in any other manner during the 24 months following such a Change in Control. With respect to any event resulting in a Change in Control under clause (d) of the definition of Change in Control, this Plan may not be modified, amended or terminated in any manner with respect to the Eligible Employees who are employed by such Business Unit with respect to participation in the Plan, eligibility for the Special Severance Pay, amount of Special Severance Pay or in any other manner during the 24 months following such a Change in Control. This Plan shall be binding upon and shall automatically be assigned to each Successor Employer with respect to each Eligible Employee who is employed by the Successor Employer following a Change in Control.

IX.	Parachute Payments

In the event that the severance and other benefits provided for in this Plan or otherwise payable to an Eligible Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Eligible Employee’s Special Severance Benefits under this Plan shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by an Eligible Employee on an after-tax basis, of the greatest amount of severance benefits under this Plan, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. All determinations required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon all Eligible Employees and the Company for all purposes. For purposes of making the calculations required by this paragraph, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. All amounts payable to Eligible Employee under this paragraph shall be paid as soon as practicable after the event giving rise to payment of any excise tax under Section 4999 of the Code by the Eligible Employee, but no later than the December 31 of the year next following the year in which the Eligible Employee, or the Company on behalf of the Eligible Employee, remits the excise taxes due.

X.	Taxes

All amounts payable pursuant to this Plan shall be paid net of any applicable withholding and/or employment taxes under federal, state or local law and any additional withholding to which the Eligible Employee has agreed. Notwithstanding anything in this Plan to the contrary, any compensation or benefits payable hereunder that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code and which are payable upon the Eligible Employee’s termination of employment shall be payable only if such termination constitutes the Eligible Employee’s “separation from service” with the Company within the meaning of Code Section 409A (a “Separation from Service”). In addition, if the Company determines that the Eligible Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Eligible Employee’s Separation from Service, any Deferred Compensation to which the Eligible Employee is entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any Deferred Compensation is delayed in accordance with the preceding sentence, such Deferred Compensation shall be paid to the Eligible Employee in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of the Eligible Employee’s Separation from Service, or (ii) the date of the Eligible Employee’s death, and any compensation or benefits that are payable hereunder following such delay shall be paid as otherwise provided herein. In addition, to the extent that any reimbursements described in Treasury Regulation 1.409A-1(b)(9)(v)(A) or (C) (including without limitation, any outplacement services) for which reimbursement in one taxable year could affect the payments or expenses eligible for reimbursement in another taxable year or for which the right to payment is subject to liquidation or exchange for another benefit, such payments or reimbursements shall be made promptly by the Company, but in any event no later than the end of the second calendar year following the calendar year in which the Separation from Service occurs.

XI.	Administration

This Plan is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California, without reference to the conflict of law provisions thereof.

This document constitutes the official plan document and the required summary plan description under ERISA.

The Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their reasonable discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious. All determinations by the Plan Administrator will be final and conclusive upon all persons and be given the maximum possible deference allowed by law. The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the reasonable discretion of the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity.

Source of Benefits

The Plan is unfunded, and all severance benefits will be paid from the general assets of the Company or its successor. No contributions are required under the Plan.

Claims Procedure

If an individual believes that they have been incorrectly denied a benefit or are entitled to a greater benefit than the benefit received under the Plan, such individual may submit a signed, written application to the Plan Administrator. Such individual (the “Claimant”) will be notified in writing of the approval or denial of this claim within 90 days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, the Claimant will be provided written notice prior to the end of the initial 90 day period indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to notify the Claimant of approval or denial of the claim. In no event will an extension extend beyond 90 days after the end of the initial 90 day period. If the claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for the Claimant to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of the Claimant’s right to bring a civil suit under Section 502(a) of ERISA or to commence arbitration following denial of the claim on review.

The Claimant will have 60 days from receipt of the written notification of the denial of the claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary of the Plan for purposes of such review. This request should include the reasons the Claimant is requesting a review and may include facts supporting such request and any other relevant comments, documents, records and other information relating to the claim. Upon request and free of charge, the

Claimant will be provided with reasonable access to, and copies of, all documents, records and other information relevant to the claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying the claim. A final, written determination of eligibility for benefits shall be made within 60 days of receipt of the Claimant’s request for review, unless special circumstances require an extension of time for processing the claim, in which case the Claimant will be provided written notice of the reasons for the delay within the initial 60 day period and the date by which they should expect notification of approval or denial of the claim. This review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, whether or not submitted or considered in the initial review of the claim. In no event will an extension extend beyond 60 days after the end of the initial 60 day period. If an extension is required because the Claimant fails to submit information that is necessary to decide the claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information. If the claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that the Claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying the claim. The written notification will also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA or to commence arbitration following denial of the claim.

If the claim is initially denied or is denied upon review, the Claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) the claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of the rights set forth in this section, an authorized representative may act on behalf of any Claimant.

If a Claimant does not receive notice within the time periods described above, whether on initial determination or review, the Claimant may initiate a lawsuit under Section 502(a) of ERISA or commence arbitration.

No legal or equitable action for benefits under this Plan shall be brought unless and until the Claimant has submitted a written claim for benefits in accordance with the foregoing claim procedure, has been notified that the claim is denied, has filed a written request for a review of the claim in accordance with the procedures set forth above, and has been notified in writing that the claim has been denied or has not received notice within the time periods described above.

Each Eligible Employee shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Plan settled by arbitration, conducted before a single neutral arbitrator in Alameda County, California, in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. The costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, all other fees and costs, and the reasonable attorneys’ fees and expenses of the Claimant, shall be borne by the Company; provided, however, that if the arbitrator determines, in a finding on the merits, that the claim by Claimant was frivolous, the arbitrator may provide, as part of the award, that the Claimant shall pay all or a part of his or her attorneys’ fees. Judicial orders to enforce the arbitration provisions of this Plan and otherwise in aid of arbitration may be entered by the federal and state courts located in Alameda County, California, at any time prior to or after a final decision by the arbitrators, and the Company and each Eligible Employee hereby submit to personal jurisdiction in the State of California and to venue in such courts.

XII.	At-Will Employment

No provision of the Plan is intended to provide any Eligible Employee with any right to continue as an employee with the Company or its subsidiaries, or in any other capacity, for any specific period of time, or otherwise affect the right of the Company or its subsidiaries to terminate the employment or service of any individual at any time for any reason, with or without Cause.

For more information on any aspect of this Plan, please contact Senior Vice President, Human Resources and Administration of the Company.

Issued: June, 2008, as amended December, 2008 and December, 2010.

STATEMENT OF ERISA RIGHTS

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all documents governing the plan.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents and do not receive it within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. In lieu of litigation, you have the right to commence arbitration following the denial of your claim.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL PLAN INFORMATION

Name of Plan:	Celera Corporation Executive Change in Control Plan

Sponsor:	Celera Corporation

Employer Identification Number:	26-2028576

Plan Number:

Plan Year:	Calendar year

Plan Administrator:	The Board of Directors of the Company or a committee thereof shall be the Plan Administrator, except as specifically provided below. Following a Change in Control under clauses (a), (b) or (c) of the definition of Change in Control, then the Board of Directors of the Company, or if the Company is a subsidiary, the ultimate parent company of the Company shall be the Plan Administrator. Following a Change in Control under clause (d) of the definition of Change in Control, then the board of directors of any Successor Employer employing an Eligible Employee, or a committee thereof, shall be the Plan Administrator for such Eligible Employee.

Agent for Service of Legal Process:	Plan Administrator, at the above address

Type of Plan:	Employee Welfare Benefit Plan providing for severance benefits

Plan Costs:	The cost of the Plan is paid by the Company

Type of Administration:	Self-administration by the Plan Administrator